CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the reference to our firm in the Statement of Additional Information, under the caption "General Information", of the Ridgeway Helms Millenium Fund series of Advisors Series Trust included in Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A, File No. 333-17391 of Advisors Series Trust as filed with the Securities and Exchange Commission.

McGladrey & Pullen, LLP
New York, New York
April 30, 1997